January 2009
Preliminary Terms No. 5
Registration Statement No. 333-156423
Dated December 24, 2008
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
PLUS based on a Basket consisting of the S&P 500® Index, the iShares® iBoxx $ Investment Grade
Corporate Bond Fund and the iShares® MSCI EAFE Index Fund due July 20, 2010
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity. The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	July 20, 2010
Original issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per PLUS
Pricing date:	January , 2009
Original issue date:	January , 2009 (5 business days after the pricing date)
Aggregate principal amount:	$
Interest:	None
Basket:	Basket components	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	S&P 500® Index (the “S&P 500 Index”)	SPX	45.00%
	Shares of the iShares® iBoxx $ Investment Grade Corporate Bond Fund (the “Corporate Bond Shares”)	LQD	38.00%
	Shares of the iShares® MSCI EAFE Index Fund (the “EFA Shares”)	EFA	17.00%
	We refer to the EFA Shares and the Corporate Bond Shares, collectively, as the underlying shares.
Payment at maturity per PLUS:
▪ If the final basket value is greater than the initial basket value:
 $10 + ($10 x leverage factor x basket percent increase)
     In no event will the payment at maturity exceed the maximum payment at maturity.

▪ If the final basket value is less than or equal to the initial basket value: ($10 x the basket performance factor) This amount will be less than or equal to the stated principal amount of $10.
Leverage factor:	300%
Maximum payment at maturity:	$13.40 to $13.80 per PLUS (134% to 138% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Basket setting date:	For each basket component, the pricing date.
Valuation date:	July 16, 2010, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events.
Closing value:
In the case of the S&P 500 Index, the closing value of the S&P 500 Index as published by the index publisher.  In the case of each of the underlying shares, the closing price of one such underlying share times the relevant adjustment factor for such underlying shares.

Adjustment factor:	For each of the underlying shares, 1.0, subject to adjustment for certain events affecting such underlying shares.
Initial basket value:
10, which will be equal to the sum of the products of the initial basket component values of each of the basket components on the basket setting date, as set forth under “Basket – Initial basket component value” above, and the applicable multipliers for each of the basket components.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:	The basket closing value on any date is the sum of the products of the closing value of each of the basket components and the applicable multiplier for each of the basket components.
Multiplier:
The multiplier will be set on the basket setting date based on each basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting and will remain constant for the term of the PLUS. See “Basket – Multiplier” above.

Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617483458
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS	$10	$0.175	$9.825
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.925 per PLUS.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  IN ADDITION, THE PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837
FWP:  MSPRB1208009

PLUS based on a Basket consisting of the S&P 500® Index, the iShares® iBoxx $ Investment Grade Corporate Bond Fund and the iShares® MSCI EAFE Index Fund due July 20, 2010
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities
The PLUS Based on a Basket of the S&P 500® Index and Shares (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying basket that enhances returns for a certain range of positive performance of the underlying basket

▪	To enhance returns and potentially outperform the underlying basket in a moderately bullish scenario

▪
To achieve similar levels of upside exposure to the underlying basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To provide exposure to price movements in the domestic and foreign developed equity markets and the U.S. investment grade corporate bond market in a single investment

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying basket.

Maturity:	18 months
Leverage factor:	300%
Maximum payment at maturity:	$13.40 to $13.80 per PLUS (134% to 138% of the stated principal amount)
Principal protection:	None

Basket Overview
The basket consists of the S&P 500 Index, the Corporate Bond Shares and the EFA Shares.  The basket offers exposure to price movements in the domestic and foreign developed equity markets and the U.S. investment grade corporate bond market.  For more information on the individual basket components, see “Information About Basket Components” on page 14 of these preliminary terms.

Basket Component Information as of December 19, 2008
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
The S&P 500 Index	SPX	887.88	1,453.00	1,497.66	752.44
The Corporate Bond Shares	LQD	98.73	105.28	107.57	81.70
The EFA Shares	EFA	43.36	78.57	80.26	35.73

Basket Historical Performance January 1, 2003 to December 19, 2008

The graph is calculated as if the basket had an initial value of 10 on January 1, 2003 and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the leverage on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS.  The historical values of the basket should not be taken as an indication of its future performance.

January 2009	Page 2

PLUS based on a Basket consisting of the S&P 500® Index, the iShares® iBoxx $ Investment Grade Corporate Bond Fund and the iShares® MSCI EAFE Index Fund due July 20, 2010
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The PLUS offer 300% leveraged upside on the positive performance of the underlying basket, subject to a maximum payment at maturity of $13.40 to $13.80 per PLUS (134% to 138% of the stated principal amount).

Investors can use the PLUS to triple returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the underlying basket.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns within a certain range of positive performance relative to a direct investment in the underlying basket.
Best Case Scenario	The underlying basket increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity of $13.40 to $13.80 per PLUS (134% to 138% of the stated principal amount).
Worst Case Scenario	The underlying basket declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline.

Summary of Selected Key Risks (see page 9)

▪	PLUS do not pay interest nor guarantee return of principal.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪
The market price of the PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the equity basket components and the value, volatility and yield of the corporate bond components, and you may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	Changes in the value of one or more of the basket components may offset each other.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.

▪	Investing in the PLUS is not equivalent to investing in the basket components.

▪	The inclusion of commissions and projected profit from the hedging in the original issue price is likely to adversely affect secondary market prices.

▪	An investment linked to the prices of fixed-income securities, such as the Corporate Bond Shares, is subject to significant risks, including credit-related and interest rate-related risks.

▪	There are risks associated with investments in securities linked to the value of foreign equity and foreign debt securities.

▪	The value of the EFA Shares is subject to currency exchange risk.

▪	Adjustments to the S&P 500 Index could adversely affect the value of the PLUS.

▪	Adjustments to the underlying shares or to the iBoxx® $ Liquid Investment Grade Index or the MSCI EAFE Index could adversely affect the value of the PLUS.

▪	The underlying shares may not track the iBoxx® $ Liquid Investment Grade Index and the MSCI EAFE Index, respectively.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

January 2009	Page 3

PLUS based on a Basket consisting of the S&P 500® Index, the iShares® iBoxx $ Investment Grade Corporate Bond Fund and the iShares® MSCI EAFE Index Fund due July 20, 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the value of the underlying basket on the valuation date.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January , 2009	January , 2009 (5 business days after the pricing date)	July 20, 2010, subject to postponement due to market disruption events
Key Terms
Issuer:	Morgan Stanley
Original issue price:	$10 per PLUS (see “Syndicate Information” on page 6)
Stated principal amount:	$10 per PLUS
Denominations:	$10 and integral multiples thereof
Interest:	None
Aggregate principal amount:	$
Basket:	Basket components	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	The S&P 500® Index (the “S&P 500 Index”)	SPX	45.00%
	Shares of the iShares® iBoxx $ Investment Grade Corporate Bond Fund (the “Corporate Bond Shares”)	LQD	38.00%
	Shares of the iShares® MSCI EAFE Index Fund (the “EFA Shares”)	EFA	17.00%
	We refer to the Corporate Bond Shares and the EFA Shares, collectively, as the underlying shares.
Payment at maturity:	▪ If the final basket value is greater than the initial basket value:
$10 + ($10 x leverage factor x basket percent increase) In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final basket value is less than or equal to the initial basket value:
($10 x the basket performance factor) This amount will be less than or equal to the stated principal amount of $10.
Leverage factor:	300%
Maximum payment at maturity:	$13.40 to $13.80 per PLUS (134% to 138% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Basket setting date:	For each basket component, the pricing date.
Valuation date:	July 16, 2010, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events.
Closing value:
In the case of the S&P 500 Index, the closing value of the S&P 500 Index as published by the index publisher; in the case of any of the underlying shares, the closing price of one such underlying share times the relevant adjustment factor for such underlying shares.

Adjustment factor:	For each of the underlying shares, 1.0, subject to adjustment for certain events affecting such underlying shares.
Initial basket value:
10, which will be equal to the sum of the products of the initial basket component values of each of the basket components on the basket setting date, as set forth under “Basket – Initial basket component value” above, and the applicable multipliers for each of the basket components.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:	The basket closing value on any date is the sum of the products of the closing value of each of the basket components and the applicable multiplier for each of the basket components.
Multiplier:
The multiplier will be set on the basket setting date based on each basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component

January 2009	Page 4

PLUS based on a Basket consisting of the S&P 500® Index, the iShares® iBoxx $ Investment Grade Corporate Bond Fund and the iShares® MSCI EAFE Index Fund due July 20, 2010
Performance Leveraged Upside SecuritiesSM

weighting and will remain constant for the term of the PLUS. See “Basket—Multiplier” above.
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Postponement of maturity date:
If the valuation date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.
General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617483458
Minimum ticketing size:	100 PLUS
Bull market or bear market PLUS:	Bull Market PLUS
Tax considerations:
Although the issuer believes that, under current law, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this characterization of the PLUS is respected and subject to the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result:

■ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange; and

■
upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

Because the PLUS is linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section of the accompanying prospectus supplement for PLUS called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S.

January 2009	Page 5

PLUS based on a Basket consisting of the S&P 500® Index, the iShares® iBoxx $ Investment Grade Corporate Bond Fund and the iShares® MSCI EAFE Index Fund due July 20, 2010
Performance Leveraged Upside SecuritiesSM

federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the basket setting date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the underlying shares, in futures or options contracts on the S&P 500 Index or the underlying shares, in any component stocks of the S&P 500 Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, increase the values at which the basket components must close on the valuation date before you will receive at maturity a payment that exceeds the stated principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

ERISA:	See “Benefit Plan Investor Considerations” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of PLUS for any single investor
$10.00	$0.175	<$1MM
$9.9625	$0.1375	$1MM-$2.99MM
$9.94375	$0.11875	$3MM-$4.99MM
$9.925	$0.10	≥$5MM
Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

January 2009	Page 6

PLUS based on a Basket consisting of the S&P 500® Index, the iShares® iBoxx $ Investment Grade Corporate Bond Fund and the iShares® MSCI EAFE Index Fund due July 20, 2010
Performance Leveraged Upside SecuritiesSM

How the PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$13.60 per PLUS (136% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 300% of the appreciation of the underlying basket over the term of the PLUS, subject to the hypothetical maximum payment at maturity of $13.60 per PLUS. In the payoff diagram, an investor will realize the maximum payment at maturity at a final basket value of 112% of the initial basket value.

▪	If the underlying basket appreciates 5%, the investor would receive a 15% return, or $11.50.

▪	If the underlying basket appreciates 40%, the investor would receive only the hypothetical maximum payment at maturity of $13.60, or 136% of the stated principal amount.

▪
If the final basket value is less than or equal to the initial basket value, the investor would receive an amount less than or equal to the $10 stated principal amount based on a 1% loss of principal for each 1% decline in the value of the underlying basket.

▪	If the underlying basket depreciates 10%, the investor would lose 10% of its principal and receive only $9 at maturity, or 90% of the stated principal amount.

January 2009	Page 7

PLUS based on a Basket consisting of the S&P 500® Index, the iShares® iBoxx $ Investment Grade Corporate Bond Fund and the iShares® MSCI EAFE Index Fund due July 20, 2010
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the closing value of the underlying basket on the valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10    +    ($10 x leverage factor x basket percent increase)

where,
basket percent increase	=	final basket value − initial basket value
initial basket value

subject to the maximum payment at maturity for each PLUS of $13.40 to $13.80.

If the final basket value is less than or equal to the initial basket value:

($10    x    basket performance factor)

Principal		Basket Performance Factor
$10	x	final basket value initial basket value

Because in this case the basket performance factor will be less than or equal to 1.0, the payment at maturity for each PLUS will be less than or equal to $10.

January 2009	Page 8

PLUS based on a Basket consisting of the S&P 500® Index, the iShares® iBoxx $ Investment Grade Corporate Bond Fund and the iShares® MSCI EAFE Index Fund due July 20, 2010
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

▪
PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity.  If the final basket value is less than the initial basket value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying basket.

▪
Appreciation potential is limited. The appreciation potential of PLUS is limited by the maximum payment at maturity of $13.40 to $13.80, or 134% to 138% of the stated principal amount.  Although the leverage factor provides 300% exposure to any increase in the value of the underlying basket at maturity, because the payment at maturity will be limited to 134% to 138% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final basket value exceeds approximately 111.3334% to 112.6667% of the initial basket value.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the equity basket components, the value, volatility and yield of the corporate bonds constituting the Corporate Bond Shares, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪
Changes in the value of one or more of the basket components may offset each other.  Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance on the valuation date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components.  Decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of the less heavily weighted basket components.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Investing in the PLUS is not equivalent to investing in the basket components.  Investing in the PLUS is not equivalent to investing directly in the basket components or any of the component stocks of the S&P 500 Index or the MSCI EAFE Index or the component bonds of the iBoxx® $ Liquid Investment Grade Index.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or stocks that constitute the S&P 500 Index and the MSCI EAFE Index, or the underlying bonds that constitute the iBoxx® $ Liquid Investment Grade Index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of

January 2009	Page 9

PLUS based on a Basket consisting of the S&P 500® Index, the iShares® iBoxx $ Investment Grade Corporate Bond Fund and the iShares® MSCI EAFE Index Fund due July 20, 2010
Performance Leveraged Upside SecuritiesSM

hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
An investment linked to the prices of fixed-income securities, such as the Corporate Bond Shares, is subject to significant risks, including interest rate-related and credit-related risks. The Corporate Bond Shares track the performance of up to 100 fixed-income securities in the U.S. investment grade corporate bond market. Investing in the Corporate Bond Shares differs significantly from investing directly in investment-grade securities to be held to maturity as the value of the Corporate Bond Shares changes, possibly significantly, during each trading day based upon the current market prices of the underlying securities.  The market prices of these securities are volatile and significantly influenced by a number of factors, particularly the yields on these securities as compared to current market interest rates and the actual or perceived credit quality of the issuer of these securities. The market prices of the securities underlying the Corporate Bond Shares are determined by reference to the bid and ask quotations provided by the approximately 10 contributing banks, one of which is Morgan Stanley.

In general, fixed-income securities are significantly affected by changes in current market interest rates.  As interest rates rise, the price of fixed-income securities, including those underlying the Corporate Bond Shares, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations.  The eligibility criteria for the securities underlying the Corporate Bond Shares, which mandates that each security must have at least three years remaining to maturity for continued eligibility, means that, at any time, only longer-term securities underlie the Corporate Bond Shares and thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the Corporate Bond Shares.  As a result, rising interest rates may cause the value of the securities underlying the Corporate Bond Shares and the Corporate Bond Shares to decline, possibly significantly.

In addition, the prices of the underlying securities are significantly influenced by the credit-worthiness of the issuers of the securities.  The securities underlying the Corporate Bond Shares may have their credit ratings downgraded, including to non-investment grade status, or have their credit spreads widen significantly.  Following a ratings downgrade or the widening of credit spreads, some or all of the underlying securities may suffer significant and rapid price declines.  These events may affect only a few or a large number of the underlying securities.  For example, during the recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on corporate bonds and, as a result, the prices of the securities underlying the Corporate Bond Shares dropped significantly.  There can be no assurance that some or all of the factors that contributed to this credit crisis will not continue or return during the term of the PLUS, and, consequently, depress the price, perhaps significantly, of the underlying securities and therefore the value of the Corporate Bond Shares and the PLUS.  See “Historical Information” for more information.

The securities underlying the Corporate Bond Shares will be concentrated in approximately the same industry or group of industries as the iBoxx® $ Liquid Investment Grade Index.  To the extent that the index is concentrated in the securities of issuers in a particular market, industry or group of industries, the Corporate Bond Shares may be adversely affected by the performance of those securities, may be subject to increased price volatility and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry.  As of December 22, 2008, the top 3 sectors that the Corporate Bond Shares had invested in were Banks at 30.05%, Financial Services Companies at 10.78% and Pharmaceuticals and Biotechnology at 10.13%. The iBoxx® $ Liquid Investment Grade Index, and therefore the Corporate Bond Shares, may change the concentration of its investments during the term of the PLUS, which may adversely affect the value of the PLUS.

▪
There are risks associated with investments in securities linked to the value of foreign equity and foreign debt securities.  The stocks included in the MSCI EAFE Index and that are generally tracked by the EFA Shares have been issued by companies in various foreign countries. The bonds included in the iBoxx® $ Liquid Investment Grade Index that are generally tracked by the iShares® iBoxx $ Investment Grade Corporate Bond Fund may have been issued by foreign corporations, governments, agencies and supra-national entities. Investments in securities linked to the value of foreign equity and foreign debt securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities

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Performance Leveraged Upside SecuritiesSM

and Exchange Commission (the “Commission”), and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The value of the EFA Shares is subject to currency exchange risk. Because the prices of the EFA Shares, one of the basket components, are related to the U.S. dollar value of stocks underlying the MSCI EAFE Index, holders of the PLUS will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the value of the respective underlying shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

▪	existing and expected interest rate levels;

▪	the balance of payments; and

▪	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪
Adjustments to the S&P 500 Index could adversely affect the value of the PLUS.  The publisher of the S&P 500 Index can add, delete or substitute the stocks underlying the S&P 500 Index, and can make other methodological changes that could change the value of the S&P 500 Index.  Any of these actions could adversely affect the value of the PLUS.  In addition the publisher of the S&P 500 Index may discontinue or suspend calculation or publication of the S&P 500 Index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payment at maturity on the PLUS will be an amount based on the closing prices at maturity of the securities underlying the S&P 500 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to discontinuance of the S&P 500 Index.

▪
Adjustments to the underlying shares, the MSCI EAFE Index or the iBoxx® $ Liquid Investment Grade Index could adversely affect the value of the PLUS.  Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI EAFE Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. BGFA is also investment adviser to the iShares® iBoxx $ Investment Grade Corporate Bond Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the U.S. investment grade corporate bond market as defined by the iBoxx® $ Liquid Investment Grade Index.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI EAFE Index.  International Index Company Limited (“IIC”) is responsible for calculating and maintaining the iBoxx® $ Liquid Investment Grade Index. MSCI and IIC can add, delete or substitute the stocks or bonds underlying the MSCI EAFE Index or the iBoxx® $ Liquid Investment Grade Index, respectively, and make other methodological changes that could change the value of the

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Performance Leveraged Upside SecuritiesSM

MSCI EAFE Index and the iBoxx® $ Liquid Investment Grade Index, respectively.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks or bonds composing the iShares® MSCI EAFE Index Fund or the iShares® iBoxx $ Investment Grade Corporate Bond Fund, respectively.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS.

▪
The underlying shares may not track the MSCI EAFE Index and the iBoxx® $ Liquid Investment Grade Index, respectively.  The performance of the respective underlying shares may not exactly replicate the performance of the MSCI EAFE Index or the iBoxx® $ Liquid Investment Grade Index, respectively, because the iShares® MSCI EAFE Index Fund and the iShares® iBoxx $ Investment Grade Corporate Bond Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index or the the iBoxx® $ Liquid Investment Grade Index, respectively.  It is also possible that the iShares® MSCI EAFE Index Fund and the iShares® iBoxx $ Investment Grade Corporate Bond Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index or the iBoxx® $ Liquid Investment Grade Index, respectively, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in each fund, differences in trading hours between the iShares® MSCI EAFE Index Fund and the MSCI EAFE Index or between the iShares® iBoxx $ Investment Grade Corporate Bond Fund and the iBoxx® $ Liquid Investment Grade Index, or due to other circumstances.  BGFA may invest up to 10% of the iShares® MSCI EAFE Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI EAFE Index. BGFA may invest up to 10% of the iShares® iBoxx $ Investment Grade Corporate Bond Fund’s assets in bonds that are not included in the iBoxx® $ Liquid Investment Grade Index and up to 5% of the iShares® iBoxx $ Investment Grade Corporate Bond Fund’s assets in non-investment grade corporate bonds.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be materially and adversely affected.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  Under one of the alternative treatments, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders

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Performance Leveraged Upside SecuritiesSM

should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  MS & Co., the calculation agent, is our subsidiary.  As calculation agent, MS & Co., and other affiliates of ours will carry out hedging activities related to the PLUS or trade in the underlying shares or the component stocks of the S&P 500 Index, the iBoxx® $ Liquid Investment Grade Index and the MSCI EAFE Index, or other instruments related to the basket components on a regular basis.  Any of these hedging or trading activities on or prior to the basket setting date could potentially affect the initial basket component values and, therefore, could increase the value at which the basket components must close before an investor receives a payment at maturity that exceeds the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the basket components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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Performance Leveraged Upside SecuritiesSM

Information about the Basket Components

The S&P 500® Index
The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “Annex A––Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for PLUS.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Annex A––Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

The iShares® iBoxx $ Investment Grade Corporate Bond Fund
The iShares® iBoxx $ Investment Grade Corporate Bond Fund (the “Corporate Bond Fund”) is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the Corporate Bond Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of a segment of the U.S. investment grade corporate bond market as defined by the iBoxx® $ Liquid Investment Grade Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The iShares® MSCI EAFE Index Fund
The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

Information about the Corporate Bond Shares, the EFA Shares and iShares

These preliminary terms relate only to the PLUS offered hereby and do not relate to the Corporate Bond Shares or the EFA Shares.  We have derived all disclosures contained in these preliminary terms regarding iShares, from the publicly available documents described in the preceding paragraphs under the headings “The iShares® iBoxx $ Investment Grade Corporate Bond Fund” and “The iShares® MSCI EAFE Index Fund.”  In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares, the Corporate Bond Shares or the EFA Shares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares, the Corporate Bond Shares or the EFA Shares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs under the headings “The iShares® iBoxx $ Investment Grade Corporate Bond Fund” and “The iShares® MSCI EAFE Index Fund”) that would affect the trading price of the Corporate Bond Shares or the EFA Shares (and therefore the price of the underlying shares at the time we price the

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Performance Leveraged Upside SecuritiesSM

PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares, the Corporate Bond Shares or the EFA Shares could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Corporate Bond Shares or the EFA Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws.  As a prospective purchaser of the PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Corporate Bond Shares or the EFA Shares.

iShares® is a registered trademark of Barclays Global Investors, N.A. (“BGI”).  The PLUS are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The iBoxx® $ Liquid Investment Grade Index

The iBoxx® $ Liquid Investment Grade Index is sponsored by International Index Company Limited (“IIC”), a wholly owned subsidiary of Markit Group Limited. IIC determines the relative weightings of the securities in the iBoxx® $ Liquid Investment Grade Index and publishes information regarding the market value of the iBoxx® $ Liquid Investment Grade Index.  The iBoxx® $ Liquid Investment Grade Index is a rules-based index consisting of up to 100 investment grade, U.S. dollar-denominated corporate bonds that seeks to represent the broader corporate bond market.  See “The iBoxx® $ Liquid Investment Grade Index” in Annex A to these preliminary terms.

The MSCI EAFE Index®

The MSCI EAFE Index is calculated, published and disseminated daily by MSCI Inc., a majority-owned subsidiary of Morgan Stanley, and comprises the equity securities underlying the MSCI indices of 21 selected countries in Europe and Asia, as well as Australia and New Zealand.  See “Annex A––Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®” in the accompanying prospectus supplement for PLUS.

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Performance Leveraged Upside SecuritiesSM

Historical Information
The following tables set forth the published high and low closing values and closing prices, as applicable, as well as end-of-quarter closing values and closing prices, as applicable, for each of the basket components for each quarter in the period from January 1, 2003 through December 19, 2008.  The related graphs set forth the daily closing values or closing prices, as applicable, for each of the basket components in the same period.  The closing value or closing price, as applicable, of each of the basket components on December 19, 2008 were, (i) in the case of the S&P 500 Index, 887.88, (ii) in the case of the EFA Shares, $43.36, and (iii) in the case of the Corporate Bond Shares, $98.73.  We obtained the information in the table and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the basket closing value on the valuation date.  The payment of dividends on the stocks that underlie the basket components are not reflected in their levels and, therefore, have no effect on the calculation of the payment at maturity.

The S&P 500® Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter (through December 19, 2008)	1,161.06	752.44	887.88

The S&P 500® Index January 1, 2003 to December 19, 2008

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Performance Leveraged Upside SecuritiesSM

iShares iBoxx Investment Grade Corporate Bond Fund (CUSIP 464287242)	High	Low	Period End
2003
First Quarter	110.85	107.33	110.20
Second Quarter	117.48	109.25	114.63
Third Quarter	113.75	106.40	112.29
Fourth Quarter	111.88	108.47	110.57
2004
First Quarter	114.81	109.78	113.84
Second Quarter	113.36	105.20	107.70
Third Quarter	112.80	107.76	111.76
Fourth Quarter	112.90	110.01	111.53
2005
First Quarter	113.70	108.35	109.59
Second Quarter	112.10	108.30	112.10
Third Quarter	111.96	109.41	109.43
Fourth Quarter	108.95	106.24	107.69
2006
First Quarter	108.70	105.30	105.30
Second Quarter	105.40	102.36	103.47
Third Quarter	107.09	102.24	106.83
Fourth Quarter	108.52	105.38	106.68
2007
First Quarter	108.65	106.18	107.27
Second Quarter	107.73	103.00	104.58
Third Quarter	105.56	102.66	105.49
Fourth Quarter	107.36	103.14	104.84
2008
First Quarter	107.57	102.90	105.20
Second Quarter	106.15	101.00	101.40
Third Quarter	101.81	81.80	89.79
Fourth Quarter (through December 19, 2008)	100.22	81.70	98.73

iShares iBoxx Investment Grade Corporate Bond Fund January 1, 2003 to December 19, 2008

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Performance Leveraged Upside SecuritiesSM

iShares® MSCI EAFE Index Fund (CUSIP 464287465)	High	Low	Period End
2003
First Quarter	34.15	28.81	30.20
Second Quarter	37.77	30.67	36.10
Third Quarter	40.38	36.07	39.00
Fourth Quarter	45.59	40.22	45.59
2004
First Quarter	48.10	45.12	47.20
Second Quarter	48.10	43.38	47.67
Third Quarter	47.40	44.47	47.13
Fourth Quarter	53.42	47.13	53.42
2005
First Quarter	55.25	51.26	52.96
Second Quarter	53.83	51.28	52.39
Third Quarter	58.48	51.95	58.10
Fourth Quarter	60.94	54.72	59.43
2006
First Quarter	65.38	60.33	64.92
Second Quarter	70.58	59.46	65.39
Third Quarter	68.36	61.70	67.75
Fourth Quarter	74.33	67.94	73.22
2007
First Quarter	76.72	70.90	76.26
Second Quarter	81.78	76.50	80.77
Third Quarter	83.62	73.94	82.59
Fourth Quarter	86.10	78.24	78.50
2008
First Quarter	78.35	68.34	71.90
Second Quarter	78.52	68.08	68.67
Third Quarter	68.00	53.08	56.30
Fourth Quarter (through December 19, 2008)	55.88	35.73	43.36

iShares MSCI EAFE Fund January 1, 2003 to December 19, 2008

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Performance Leveraged Upside SecuritiesSM

Annex A

The iBoxx® $ Liquid Investment Grade Index

The iBoxx® $ Liquid Investment Grade Index is sponsored by International Index Company Limited (“IIC”), a wholly owned subsidiary of Markit Group Limited. IIC determines the relative weightings of the securities in the iBoxx® $ Liquid Investment Grade Index and publishes information regarding the market value of the iBoxx® $ Liquid Investment Grade Index.

We obtained all information contained in this document regarding the iBoxx® $ Liquid Investment Grade Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, IIC. IIC has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the index.

The iBoxx® $ Liquid Investment Grade Index measures the performance of a fixed number of investment grade corporate bonds. As of August 12, 2008, there were 100 bonds in the iBoxx® $ Liquid Investment Grade Index.

The iBoxx® $ Liquid Investment Grade Index is a rules-based index consisting of up to 100, investment grade, U.S. dollar-denominated corporate bonds that seeks to represent the broader corporate bond market.  The iBoxx® $ Liquid Investment Grade Index is a subset of the iBoxx USD Corporate Bond Index, an index of over 1,000 investment grade bonds. Bonds in the iBoxx® $ Liquid Investment Grade Index are selected from the universe of eligible bonds in the iBoxx USD Corporate Bond Index.

Currently, the bonds eligible for inclusion in the iBoxx® $ Liquid Investment Grade Index include U.S. dollar-denominated, SEC-registered corporate bonds that: (i) are issued by companies domiciled in the U.S., Canada, Western Europe or Japan; (ii) are rated investment grade; (iii) have at least $500 million of outstanding face value; and (iv) are less than five years since issue date and have at least three years to maturity. Index constituents are equally weighted.

Selection criteria for iBoxx® $ Liquid Investment Grade bonds. The following selection criteria are applied to determine the eligibility for inclusion in the iBoxx® $ Liquid Investment Grade Index:

▪	Bond type

▪	Time to maturity

▪	Amount outstanding

▪	Age

▪	Denomination and market

▪	Geographic scope

▪	Minimum run

▪	Lockout period

▪	Liquidity score

Fixed coupon bonds, step-up bonds with coupon schedules known at issuance (or as functions of the issuer’s rating), medium-term notes (“MTNs”), sinking funds and make-whole callables are eligible.  Preferred shares, convertibles, bonds with other equity features attached (e.g., options/warrants), perpetual bonds, floating rate notes, putables, yankees and callables are not eligible.

To qualify for the iBoxx® $ Liquid Investment Grade Index all eligible bonds must have at least three years and six months remaining time to maturity when joining the iBoxx® $ Liquid Investment Grade Index.  Bonds with maturities less than 3 years will be excluded from the iBoxx® $ Liquid Investment Grade Index at the next re-balancing.

All bonds must have a minimum amount outstanding of $500 million in order to be eligible for the iBoxx® $ Liquid Investment Grade Index.  The amount outstanding of each bond is used to calculate its index weight.  The iBoxx® $ Liquid Investment Grade Index is price-weighted.

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Bonds must be denominated in Unites States dollars, publicly registered in the United States with the Securities and Exchange Commission and clear and settle through The Depository Trust Company. Eurobonds are excluded.

The issuer or, in the case of a finance subsidiary, the issuer’s guarantor, must be domiciled in the United States, Bermuda, Cayman Islands, Canada, Japan, Andorra, Austria, Belgium, Denmark, Faeroe Islands, Finland, France, Germany, Gibraltar, Greece, Iceland, Ireland, Italy, Liechtenstein, Luxembourg, Malta, Monaco, Netherlands, Norway, Portugal, San Marino, Spain, Sweden, Switzerland, United Kingdom, Vatican City, Estonia, Latvia, Lithuania, Czech Republic, Hungary, Poland, Slovakia, Slovenia.

Any bond that enters the iBoxx® $ Liquid Investment Grade Index must remain in the index for a minimum of six months provided it remains eligible for the broad iBoxx USD Corporate Bond Index during that period.  A bond that drops out of the iBoxx® $ Liquid Investment Grade Index at re-balancing is excluded from reentering the index for a three-month lockout period.  Bonds from the same issuer will only be replaced by another bond from the same issuer if the bond to be replaced (i) is no longer in the broad USD Index, (ii) is no longer in the same classification or maturity bucket, or (iii) has been a member of the iBoxx® $ Liquid Investment Grade Index for at least 1 year.

Every bond is assigned a liquidity score, as determined by IIC in its sole discretion, that approximates the ease of transaction execution.  The liquidity score is a composite of three factors: raw score, issuer premium and incumbency premium.  The raw score is a function of the age and size of the bond, with parameters constructed by studying actual trading patterns.  The formula reflects the fact that larger issues are more liquid but become less liquid with age.  The issuer premium gives the biggest issuers in the market a higher overall liquidity score.  The aggregate age-adjusted debt of every issuer is calculated, and the largest one identified.  The bond with the highest raw score (of an issuer) is awarded the full issuer premium, and every other bond (of the issuer) is awarded a fraction of the full issuer premium proportionate to the ratio of its raw score to the highest raw score of the issuer.  For purposes of computing the issuer premium, aggregate debt outstanding of any issuer shall include all dollar-denominated, SEC-registered notes and bonds.  Aggregate debt outstanding will exclude commercial paper, preferred shares and non SEC-registered debt.  Bonds that were members of the iBoxx® $ Liquid Investment Grade Index in the prior month are assigned an incumbency premium to their liquidity score to reflect the concept that a new entry candidate would have to outscore an incumbent by a reasonable margin of additional liquidity in order to justify the expense of the trade.  The non-incumbent bonds from an incumbent issuer are granted a reduced premium to facilitate a potential move to a new issue from the same issuer at the next re-balancing date

Index size, issuer ordering and bonds selection. To help to obtain the goal that the iBoxx® $ Liquid Investment Grade Index reflects the composition of the broad investment grade market, the iBoxx USD Corporate Bond Index is profiled annually following the close of the market at the end of October.  The market profile calculation includes all iBoxx Corporate bonds with more than 3 years to maturity. The broad market is segmented into index cells.  The percentage par amounts outstanding of the iBoxx USD Corporate Bond Index in each cell determine the bond allocation for the iBoxx® $ Liquid Investment Grade Index during the following 12 months.

The broad market is profiled by industry, sector and maturity by segmenting the bonds into a 4x3 matrix.  The four rows represent the industry sectors Consumer, Financial, Telecommunications & Technology, and Industrials & Utilities.  The three columns represent the maturity ranges: three- to seven-years, seven- to 15-years, and greater than 15-years.

While the market profile is constant for a year, the bonds constituting the iBoxx® $ Liquid Investment Grade Index are chosen at the end of every month to fill the matrix according to their liquidity scores.  The qualified entrants in each cell are ranked according to their liquidity scores and chosen in descending order of liquidity, subject to one-issue per issuer per cell.  If there are insufficient qualified entrants to fill the predetermined number of bonds in any cell, the iBoxx® $ Liquid Investment Grade Index is re-balanced with fewer than 100 bonds.  The inclusion and exclusion criteria described above may result in the identification of bonds that equally satisfy the general selection criteria of the index. In the event that the qualified entrants for the index equally satisfy the selection criteria, the qualified entrants are ranked according to the following characteristics in the order listed: incumbency, most recent issue, longest length to maturity.

A bond must be a member of the iBoxx USD Corporate Bond Index to be eligible for the iBoxx® $ Liquid Investment Grade Index.  If a bond in the iBoxx® $ Liquid Investment Grade Index is in its minimum run and is disqualified from the iBoxx USD Corporate Bond Index, it will be removed from the iBoxx® $ Liquid Investment Grade Index.  The rules for the Minimum Run and the Lockout Period take precedence over the other rules for the iBoxx® $ Liquid Investment Grade Index.  Thus, a minimum run bond, which is disqualified from the iBoxx® $ Liquid Investment Grade Index, but

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which still qualifies for the broad index, remains in the IBoxx® $ Liquid Investment Grade Index.  This could happen, for example, if a bond's "yankee“ status changes due to a corporate merger. A locked out bond will not be selected, even if it has a high liquidity score and otherwise qualifies. Bonds in the iBoxx® $ Liquid Investment Grade Index change maturity sector as they approach maturity. All bonds in their minimum run are selected, even if this results in more bonds than normally allowed in a particular sector.  Furthermore, if such maturity sector changes result in multiple minimum run bonds from the same issuer in the same sector, all minimum run bonds will remain in that sector.  If more minimum run bonds qualify for a sector than would normally be allowed in that sector, all minimum run bonds will be selected, and the index will rebalance with the excess bond or bonds in that sector and in the iBoxx® $ Liquid Investment Grade Index.

Index re-balancing. The iBoxx® $ Liquid Investment Grade Index is re-balanced every month, on the last calendar day of the month after the last index calculation.  Re-balancing also takes place if the re-balancing falls on a non-trading day.  The composition of the iBoxx® $ Liquid Investment Grade Index is held constant for any given calendar month to ensure continuity during the month and to avoid changes unrelated to the price movements of the bonds.

In a first step the selection criteria set out above are applied to the universe of USD denominated bonds.  Bond ratings and amounts outstanding are used as of three business days before the rebalancing date. Maturity dates remain fixed for the life of the bond.  Only bonds with a first settlement date on or before the re-balancing date are included in the selection process.  Once the eligible bond universe has been defined, a hierarchy of issuers is determined by the ranking criteria.

Consolidation of contributed quotes. Index calculation is based on bid and ask quotes provided by the contributing banks.  As of July 2006, the date of the most recently available information from IIC, the following banks supply bond prices: ABN AMRO, Barclays Capital, BNP Paribas, Deutsche Bank, Dresdner Kleinwort, Goldman Sachs, HSBC, JP Morgan, Morgan Stanley, UBS.  The quotes pass through a two-step consolidation process.  The first filter tests the technical validity of the quotes.  The following parameters are tested: whether bid and ask quotes are non-negative, whether the bid quote is lower than the ask quote, whether the bid-ask spread is within 250 basis points.  A quote from a bank is only accepted if both bid and ask pass the test.

In the second filter, the bid and the ask sides of all surviving quotes are ordered from highest to lowest. In a first test the difference between the maximum and the minimum quote must not be greater than a specified limit (the limit depends on the bond).  If the test is passed, all quotes enter the consolidation process. If the distance between maximum and minimum quote is too wide, two more tests are carried out.  First, the distance between the maximum/minimum quote and its neighboring quote is checked. If this distance is too wide then the maximum and/or minimum quote is excluded. Second, the distances between the other neighboring quotes are tested and all quotes are dismissed if one of the distances is greater than a predefined limit.

The consolidated bid and ask prices are calculated from the remaining quotes.  If less than two quotes are valid, no consolidated price can be generated.  If two or three quotes are received, the consolidated price is determined as the arithmetical mean of these quotes.  If four or more quotes are received, the highest and lowest quotes are eliminated.  Thereafter the mean value of the remaining quotes is calculated to determine the consolidated price.

Calculating the iBoxx® $ Liquid Investment Grade Index.  The quotes from the contributing banks are consolidated and enter the index calculation at the end of day as consolidated prices.  In the event that no new quotes for a particular bond are received, an index will continue to be calculated based on the last available consolidated prices.  The index calculation is based on bid prices. Bonds that are not in the iBoxx universe for the current month, but become eligible for at the next re-balancing, enter the iBoxx® $ Liquid Investment Grade Index at their ask price.  The bond prices used in the iBoxx® $ Liquid Investment Grade Index calculation are identical to those used in the calculation of the iBoxx USD Benchmark Indices.  The iBoxx USD Corporate Bond Index is treated as a portfolio, where each bond’s weight is equal to its market capitalization. The iBoxx® $ Liquid Investment Grade Index attributes the same price-weight in returns to each bond (assuming equal quantity of each bond).  Calculations are performed daily, using consolidated iBoxx bid prices at approximately 4 p.m. Eastern Time.

Prior to November 1, 2006, the iBoxx $ Liquid Investment Grade Index was known as the GS $ InvesTop™ Index and was owned and managed by Goldman Sachs.

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